Exhibit 10.1

AMENDED and RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED and RESTATED EMPLOYMENT AGREEMENT, dated February 11, 2005, supersedes and replaces in its entirety the Employment Agreement entered by and among CHRONIMED INC., a Minnesota corporation (the “Company”), and Anthony J. Zappa (the “Employee”), dated March 1, 2003.

     1. Engagement. The Company agrees to employ the Employee and the Employee accepts such employment on the terms and conditions set forth in this Agreement and, except to the extent superceded by this Agreement, subject to those policies and procedures applying to the employees of the Company, as may be amended from time to time. The Employee shall apply his best efforts and devote substantially all of his time and attention to the Company’s affairs. Employee’s title within the Company shall be Executive Vice President, Operations. Employee shall perform those duties as may from time to time be assigned to him consistent with the offices held by Employee.

     2. Compensation. As consideration for the covenants and agreements herein and Employee’s services rendered, the Company shall provide Employee the following compensation:

     A. Base Salary. The Employee shall be paid an annual base salary of $230,000.00 during the term of this Agreement, with increases if any as determined by the Company’s Board of Directors, payable on the 15th and last day of each month by direct deposit to a bank account designated by Employee.

     B. Bonus. The Employee shall participate in a Company management incentive compensation plan, commencing with a plan applicable to the Company’s fiscal year beginning July 1, 2002, which is designed to offer employee the potential for an annual bonus targeted at 40% of base salary and up to 60% of base salary. Employee shall meet with the Company’s Chief Executive Officer to establish qualitative and quantitative initiatives and objectives for the purpose of assessing the amount of bonus to be paid Employee at the end of the bonus period.

     C. Stock Options and Incentives. Employee shall be eligible to participate in annual stock options and incentives consistent with option and incentive plans made available to the management of the Company and pursuant to the Company’s Board of Director’s discretion. The terms of future stock options or incentives, including the number of shares available, exercise price, and vesting provisions shall be determined pursuant to each option or incentive agreement.

     D. Employee Benefit Plans, Insurance, and Time-Off. During the term of his employment, Employee shall be entitled to participate in any employee benefit plan or plans established and maintained by the Company for comparable employees, in accordance with the eligibility requirements and other terms and provisions of such plan or plans. Employee acknowledges and agrees that the Company is under no obligation to Employee to establish or maintain any employee benefit plan in which Employee may participate, and that the terms and provisions of any employee benefit plan of the Company are matters solely within the exclusive province of the Board of Directors. Employee shall be entitled to receive health, life, and disability insurance coverage on terms consistent with the Company’s insurance offerings to comparable employees. Employee shall receive vacation and medical time-off pursuant to the Company’s standard employee policies.

     3. Term and Termination. The term of this Agreement shall commence on February 1, 2003, and shall continue thereafter until terminated according to this Section 3. This Agreement shall earlier terminate upon the occurrence of any of the following:

     A. Written agreement of the parties to terminate;

     B. Employee’s death or Employee’s eligibility for and receipt of long-term disability benefits under a Company sponsored plan of disability insurance;

     C. Following 45 days written notice by one party to the other indicating the party’s intention to terminate without cause; or

     D. Termination by the Company for Cause. Cause shall be defined as (i) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties; (ii) the commission by Employee of any criminal act, act of fraud or dishonesty by Employee related to, or in connection with his employment by the Company, or conviction of a crime for which a sentence of more than 90 days incarceration may be imposed; or (iii) Employee’s persistent failure to meet the reasonable expectations of or duties consistent with the office held by Employee.

     E. Change of Control, if the Change of Control Date occurs on or before June 14, 2005.

(i)	Definitions. For purposes of this Agreement, “Change of Control” shall be defined as follows:

a.	When, subsequent to the effective date of this Agreement, any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Securities Exchange Act, but excluding the Company or any subsidiary or parent or any employee benefit plan sponsored or maintained by the Company or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act, as amended from time to time), of securities of the Company representing greater than 50 (fifty) percent of the combined voting power of the Company’s then outstanding securities; or

b.	When, subsequent to the effective date of this Agreement, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of this period will be deemed to have satisfied the definition of “Incumbent Director” if such director was elected by, or with the approval of, at least 60% (sixty percent) of the directors who then qualified as Incumbent Directors; or

c.	Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the approval by the shareholders of the Company of any such transaction, whichever first occurs, or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

     For purposes of this Agreement, the “Change of Control Date’ shall mean the first date on which an event constituting a Change of Control occurs.

     For purposes of this Agreement, the “Surviving Entity” shall mean the Company or its successor, or the parent of the Company or its successor if the Company or its successor becomes a subsidiary of another entity as a result of a Change in Control.

     (ii) In the event a Change of Control occurs or is agreed to, the Company or the Surviving Entity shall either (i) offer to Employee a position with the Company or the Surviving Entity after the Change of Control, or (ii) advise (“Termination Advice”) the Employee that there will not be a position for the Employee after the Change of Control and that the Employee will be terminated by a specified date. Where a position is offered to the Employee, the offer (the “Offer”) shall specify (a) the entity (the “Employer”) that will employ Employee after the Change of Control, (b) the title, authority, duties and responsibilities that the Employee will have, (c) the base salary, (d) the terms of any incentive compensation, bonus and stock option opportunities, (e) employee benefit plans, programs, and policies then in effect which will apply to Employee and (f) the terms of the non-competition agreement, which shall terminate one year after the termination of employment with Company, the Surviving Entity and their affiliates and related entities (the “Company Affiliates”), and confidentiality agreement to be entered into by the Employee. The Offer or Termination Advice will be provided to the Employee no later than thirty (30) days after the Change of Control Date, and may be provided in advance of said Date where feasible.

     Where an Offer is extended, the Employee shall have thirty (30) days to consider and discuss the Offer. The Employee may accept or decline the Offer in the Employee’s sole discretion. If Employee declines the Offer, the Employee shall be entitled to receive the Severance Benefits effective upon the Employee’s termination of employment with Company, the Surviving Entity and the Company Affiliates (“Employment Termination”). If Employee accepts the Offer, Employee shall be protected under this Agreement as provided in Section 2 for a period of one year after the Change of Control.

     If Employee receives Termination Advice, the Employee shall be entitled to receive the Severance Benefits effective upon the Employment Termination.

     (iii) One Year Period After Offer. If Employee accepts an Offer, then, during the one year period commencing on the date the Employee begins performing services in accordance with the Offer, if (i) Employee terminates his or her employment for Good Reason, or (ii) Company delivers a notice of termination of this Agreement or fails to assign this Agreement to a successor employer, then Employee shall be entitled to receive the Severance Benefits.

     “Good Reason” means (for purposes of this Agreement):

a.	Action by the Employer that results in the material diminution of Employee’s position, authority, duties or responsibilities as set forth in the Offer absent Employee’s written consent;

b.	Employer’s assignment to Employee of duties inconsistent with Employee’s position as set forth in the Offer absent Employee’s written consent;

c.	Reduction in Employee’s salary or material reduction in Employee’s bonus, long term compensation, retirement or welfare benefits as set forth in the Offer absent Employee’s written consent; or

d.	Except as set forth in the Offer or agreed to in writing by Employee, Employer requiring that Employee maintain Employee’s home or principal place of business outside the Minneapolis/St. Paul metropolitan area.

     4. Severance Benefits. In the event that the Employee is entitled to severance pursuant to the provisions of Section 3.E, or the Employer terminates this Agreement without Cause under Section 3.C., then Employee shall receive (in lieu of any severance under any other plan, policy or other arrangement for the benefit of Employee or for the Employer’s employees generally) the following payments and benefits (the “Severance Benefits”):

i.	Employee shall receive regular pay through date of Employment Termination (the “Termination Date”), including pro-rated bonus (such bonus amount determined as under Section 4.ii) earned for the partial year, if any;

ii.	Employee shall receive payments equal to twelve (12) months of Employee’s then current annualized salary, payable monthly, plus an amount equal to the average of any bonus or incentive compensation paid or payable to the Employee for the two most recent fiscal years, payable in equal monthly installments; and

iii.	All unvested stock options held by the Employee shall immediately vest.

     Other than the Severance Benefits identified above, the Company shall have no obligation past the Termination Date to provide Employee with severance payments or employee benefits except for (a) benefits generally payable to terminated employees under 401(k) plans, qualified benefits plans, and other employee benefit plans and (b) as may be mandated by state or federal benefits continuation laws.

     5. Covenant Not to Compete. Employee hereby covenants and agrees that during the term of this Agreement and until the later of (i) one year following termination of this Agreement or any renewal thereof, or (ii) Employee’s receipt of the last of any severance payments to Employee under Section 4, Employee shall not be engaged within the United States, either directly or indirectly, in any manner or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, or otherwise, in any business or activity, or own beneficially or of record five per cent (5%) or more of the outstanding stock of any class of equity securities in any corporation, in competition with the business then being conducted by the Company, its subsidiaries or affiliates, which business includes but may not be limited to the distribution of medications for treatment of chronic illnesses, the management of chronic disease states, and all research, analysis, and data services related to the foregoing. The foregoing prohibition against competition includes, but is not limited to, solicitation of any Company customer, patient, or referral source. The restrictions herein shall not preclude Employee from practicing as a dispensing pharmacist in a non-management capacity. Further, Employee will not for one year following termination of his employment directly or indirectly attempt to hire away any then-current employee of the Company, its subsidiaries or affiliates, or take any action to persuade any such employee to leave employment with the Company, its subsidiaries or affiliates.

     6. Confidentiality. Employee will in the course of his employment with the Company have access to confidential or proprietary data or information belonging to the Company, its subsidiaries or affiliates. Employee will not at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Company similar to those contained in this Agreement) or use to the detriment of the Company, its subsidiaries or affiliates, or for the benefit of any other person Confidential or Proprietary Data or Information. The provisions of this Section 6 shall survive Employees’ employment hereunder regardless of the cause of termination of employment or this Agreement and shall remain intact for a period of three (3) years following termination for any reason. “Confidential or Proprietary Data or Information” shall mean information Employee learns or develops during the course of employment that derives economic value by being not generally known or ascertainable by others and includes, without limitation, financial information, customer lists, supplier lists, trade secrets, secret processes, computer data and programs, pricing, marketing, and advertising data, strategic or operational plans, methods of research and testing, management systems and matters related to sales and marketing techniques. Employee acknowledges and agrees that any Confidential or Proprietary Data or Information that Employee has already acquired was in fact received in confidence and in Employee’s fiduciary capacity with respect to the Company.

     All written materials, records and documents made by Employee or coming into Employee’s possession during the term of employment concerning any product, processes, information or services used, developed, investigated or considered by the Company, its subsidiaries or affiliates, or otherwise concerning the business or affairs of the Company, its subsidiaries or affiliates, shall be the sole property of the Company and upon termination of Employee’s employment for any reason, or upon request of the Board of Directors during Employee’s employment, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee’s employment for any reason, or upon request of the Board of Directors during Employee’s employment, Employee shall deliver to the Company all other property of the Company in Employee’s possession or under Employee’s control including, but not limited to, financial statements, marketing and sales data, computer hardware and software, and Company credit cards.

     7. Other Business Activities. Employee shall not serve as a director, officer, employee, consultant, independent contractor or agent of another company, whether for-profit, not-for-profit, charitable organization, foundation or otherwise, during the term of this Agreement without the express prior consent of the Company’s Board of Directors.

     8. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

                    If to the Employee:
                    Anthony J. Zappa
                    7110 W. 83rd St.
                    Bloomington, MN 55438

                    If to the Company:
                    Chronimed Inc.
                    10900 Red Circle Drive
                    Minnetonka, MN 55343
                    Attn: Chief Executive Officer

Any notice of change of address shall only be effective, however, when received.

     9. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may not assign his rights or obligations under this Agreement without the prior consent of the Company. The Company may assign this Agreement to any entity acquiring substantially all the assets or business of the Company or any subsidiary entity of the Company to which Employee is assigned, by way of purchase, merger, or otherwise.

     10. Applicable Law. This Agreement shall be governed by the laws of the State of Minnesota.

     11. Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

     12. Non-waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

     13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15. Severability. If any provision of this Agreement is found to be invalid, prohibited, or unenforceable, such provision shall be deemed modified to the extent necessary to make it valid and enforceable or, if it cannot be modified, then severed and the remainder of this Agreement shall remain in full force and effect.

CHRONIMED INC.		EMPLOYEE

By	/S/ Henry F. Blissenbach	/S/ Anthony J. Zappa

Chairman and CEO